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Exhibit 9
AMENDMENT

THIS AMENDMENT entered into this 3rd day of December, 1993 by and between WILLIAMS NATURAL GAS COMPANY (WNG) and KLM EXPLORATION, INC. (OPERATOR) amends the terms and conditions of the Agreement entered into on the 28th of August 1992.

1. Delete Section 1 of the Agreement in its entirety and replace with the following:

     1. (a) Within ninety days (90) of the date of this Amendment OPERATOR will commence its drilling program. All well locations shall be submitted to and approved by WNG prior to the commencement of drilling. OPERATOR will provide WNG with copies of all seismic studies, all well logs, and any other relevant tests or studies conducted on any well in McLouth or dealing with the McLouth field.

          (b) It is the intent of the parties that WNG shall be entitled to a minimum of ten wells from this program. The first four WNG wells will be drilled during 1994, two the first six months and two the second six months. This same procedure shall apply for 1995 and 1996, but limited to two wells during 1996 for a total of ten wells. Following the completion of each OPERATOR selected well drilled hereunder, and in the event OPERATOR makes a decision that the well is not a commercial well, WNG shall have the option to take over the well for its storage operations. The well may be a well that produces too much gas and is not economically feasible for oil production. If WNG elects to accept the well it shall be assigned to WNG and OPERATOR will have no further interest in said well. Should WNG elect to not take an assignment of a well, it shall notify OPERATOR within fifteen days of receiving written notice from OPERATOR that the well is not commercial.
Within thirty days of receiving WNG's notice of its non-interest in the well, OPERATOR shall plug the well in accordance with WNG's well-plugging procedures. An OPERATOR selected well site which is noncommercial and which is rejected by V;NG will not count towards WNG's ten wells. However, in the event WNG selects a well site to be drilled for the storage program, and that well is not acceptable as a storage well, that well will nevertheless count as one of WNG's ten wells.

2. Delete Section 2 (a) of the Agreement in its entirety and replace with the following:

     2. (a) This Agreement shall remain in force and effect as long as OPERATOR pursues the drilling of wells in McLouth at a rate of not less than six wells every six months, with the initial six month period commencing January 1, 1994. In addition thereto, OPERATOR will drill wells for WNG's account as set forth in paragraph 1. (b).

3.     Delete Section 4 (a) in its entirety.

4.     Delete Section 4 (k) in its entirety.

5. Paragraph 12 (b), first sentence, change the words "the Location" where first found to "a lease"; and thereafter in the first sentence change the words "the Location" to "the lease".PAGE
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6.     Paragraph 15 (a), add to the end of the paragraph:

     Operator may substitute an Irrevocable Letter of Credit in the amount of $25,000 for a performance bond in a form agreeable to WNG. Such Letter of Credit shall be irrevocable and unconditional, have a term of at least one year, and must contain an "evergreen clause" which prevents the expiration of the Letter of Credit without due notice of at least sixty (60) days from the issuer.

7. Paragraph 15 (b), add "or letter of credit" after the words "performance bond", in the first line of the paragraph.

8. All other terms and conditions of the Agreement shall remain in effect, in the case of any inconsistencies between the Agreement and the Amendment the language of the Amendment shall control.

     IN WITNESS WHEREOF, this Amendment has been signed the day and year first written above.

ATTEST:     WILLIAMS NATURAL GAS COMPANY

/S/ ?Armstrong                           By: Ron Mercer
Asst.  Secretary                         By: Vice President [PAK]

ATTEST:     KLM EXPLORATION

____________________________________     By: /S/Kenneth L. Mason
Asst. Secretary

     G.S.C., Inc., hereby acknowledges receipt of this Amendment and hereby consents and agrees with and ratifies said Amendment and the terms and conditions above set forth this 12-3, 1993.

G.S.C., INC.


/S/ T. Kent Rainey, President